Exhibit 5.1

October 20, 2010

Raytheon Company

870 Winter Street

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel for Raytheon Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $400,000,000 aggregate principal amount of the Company’s 1.625% Notes due 2015, $1,000,000,000 aggregate principal amount of the Company’s 3.125% Notes due 2020 and $600,000,000 aggregate principal amount of the Company’s 4.875% Notes due 2040 (collectively, the “Notes”), pursuant to a Registration Statement on Form S-3, File No. 333-154677 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on October 23, 2008.

The Notes are being offered and sold by the Company by means of the prospectus supplement dated October 13, 2010 relating to the Notes filed by the Company with the SEC on October 15, 2010 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the prospectus dated October 23, 2008, the “Prospectus”) and pursuant to the Underwriting Agreement dated October 13, 2010 between the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Representatives of the several Underwriters named therein (the “Underwriting Agreement”). The Notes will be issued as senior indebtedness under a senior debt securities indenture between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York), dated as of July 3, 1995, as supplemented or modified by supplement dated December 17, 1997 (the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the validity of the Notes.

We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Notes. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we consider appropriate. As to all matters of fact, we have entirely relied upon certificates of officers of the Company and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates. In connection with this opinion, we have also examined and relied upon the Registration Statement and Prospectus. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We have assumed the Notes will be duly executed and delivered upon the payment of the consideration specified in the Underwriting Agreement.

The opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i) the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii) the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion is limited solely to (i) the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws and (ii) the internal, substantive laws of the State of New York as applied by courts located in New York.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when authenticated and delivered by the Trustee and executed and issued by the Company, will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus Supplement, under the heading “Legal Matters.” In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP